As filed with the Securities and Exchange Commission on January 10, 2005	Registration No. 333-___

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

COMMUNITY BANCORP

(Exact name of registrant as specified in its charter)

Nevada	01-0668846
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 South 4th Street, Suite 215 Las Vegas, Nevada (Address of Principal Executive Offices)	89101 (Zip Code)

1995 Stock Option and Award Plan

(Full title of plan)

EDWARD M. JAMISON
President and Chief Executive Officer
Community Bancorp
400 South 4th Street, Suite 215
Las Vegas, NV 89101
(Name and address of agent for service)

(702) 878-0700
(Telephone number, including area code, of agent for service)

Copies of communications to:

John F. Stuart, Esq.
Reitner & Stuart
1319 Marsh Street
San Luis Obispo, CA 93401
(805) 545-8590

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		maximum	maximum
securities	Amount	offering	aggregate	Amount of
to be	to be	price	offering	registration
registered	registered (1)	per share (2)	price (2)	fee
Common Stock, $0.001 par value	295,849 shares	$29.38	$8,692,044	$1,024

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the plan to which this registration relates by reason of any anti-dilution provisions, stock dividend, stock split, recapitalization or any other similar transaction or action taken effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2) Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(h) under the Securities Act. The computation with respect to unissued awards is based upon the average high and low sale prices of the registrant’s common stock as reported on the Nasdaq National Market on January 6, 2005.

Part I Information Required in the Section 10(a) Prospectus

Item 1. Plan Information.

     Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and pursuant to the Note to Part I of From S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

     Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and pursuant to the Note to Part I of From S-8.

Part II Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference.

(a)	The registrant’s prospectus filed on December 10, 2004 pursuant to Rule 424(b) of the Securities Act, which contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed, as well as the registration statement on Form S-1 filed in connection therewith (File No. 333-119395); and

(b)	The description of the registrant’s common stock contained in the registrant’s Registration Statement on Form 8-A filed with the Commission under section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) on November 24, 2004, including any amendment or report filed for the purpose of updating such description.

     Additionally, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and be part thereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

          The registrant’s Bylaws provide that it will indemnify any individual made a party to a proceeding because the individual is or was a director or officer against liability incurred in the proceeding to the full extent permitted by the Nevada Revised Statutes (“NRS”). As permitted by the NRS, the registrant will indemnify a director or officer if the individual acted in good faith in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

          The NRS does not permit indemnification as to any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction to be liable to the registrant, or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that in view of all of the circumstance of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

          The registrant has a Directors’ and Officers’ Liability Insurance Policy that provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

          Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description

4.1*	1995 Stock Option and Award Plan

4.2*	Form of 1995 Stock Option and Award Plan Option Agreement

5.1	Opinion of Reitner & Stuart regarding legality of the securities covered by the Registration Statement

23.1	Consent of Reitner & Stuart (included in Exhibit 5.1)

23.2	Consent of McGladrey & Pullen, LLP

* Incorporated herein by reference from the exhibits filed with the registrant’s Registration Statement on Form S-1 (registration No. 333-119395), as amended.

Item 9. Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant=s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable), each filing of an employee benefit plan=s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that the Registrant meets all of the requirements of filing on Form S-8 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Las Vegas, State of Nevada on January 6, 2005.

COMMUNITY BANCORP
By:	/s/ EDWARD M. JAMISON

Edward M. Jamison
President and Chief Executive Officer

          In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 6, 2005.

Signature	Capacity
/s/ EDWARD M. JAMISON Edward M. Jamison	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ CATHY ROBINSON Cathy Robinson	Chief Financial Officer and Executive Vice President (Principal Financial and Accounting Officer)

/s/ NOALL J. BENNETT Noall J. Bennett	Director, Chairman of Board

/s/ CHARLES R. NORTON Charles R. Norton	Director

/s/ GARY W. STEWART Gary W. Stewart	Director

Russell C. Taylor	Director

Signature	Capacity
/s/ JACOB BINGHAM Jacob Bingham	Director

Exhibit Index

Exhibit
Number	Description
4.1*	1995 Stock Option and Award Plan

4.2*	Form of 1995 Stock Option and Award Plan Option Agreement

5.1	Opinion of Reitner & Stuart regarding legality of the securities covered by the Registration Statement

23.1	Consent of Reitner & Stuart (included in Exhibit 5.1)

23.2	Consent of McGladrey & Pullen, LLP

* Incorporated herein by reference from the exhibits filed with the registrant’s Registration Statement on Form S-1 (registration No. 333-119395), as amended.